Exhibit 99.4

IMPORTANT: You must read the following before continuing. The following applies to the information following this page, and you are therefore advised to read this carefully before reading, accessing or making any other use of the information set forth herein.

The offering of pre-emptive rights to acquire shares (“New Shares”) in Open Joint Stock Company Polymetal (“Polymetal”) and the offering of global depositary receipts representing New Shares (“New GDRs”) referred to in this document (together the “Rights Offering”) and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Each holder of GDRs purchasing New GDRs should satisfy itself concerning the tax, legal, currency and other economic considerations relevant to the New GDRs.

No action has been or will be taken in any jurisdiction that would permit a public offering of the New GDRs, or possession or distribution of this document or any other offering material in any country or jurisdiction where action for that purpose is required. Accordingly, the New GDRs may not be offered or sold, directly or indirectly, and neither this document nor any other offering material or advertisement in connection with the New GDRs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any and all applicable rules and regulations of any such country or jurisdiction. Persons into whose possession this document comes should inform themselves about and observe any restrictions on the distribution of this document and the offer, subscription and sale of New GDRs, including those in the paragraphs below. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an offer to subscribe for or buy any of the New GDRs offered hereby to any person in any jurisdiction to whom it is unlawful to make such offer or solicitation in such jurisdiction.

THE NEW SHARES AND NEW GDRs HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT.  THE RIGHTS OFFERING IS BEING CONDUCTED PURSUANT TO RULE 801 UNDER THE SECURITIES ACT, AND THE NEW SHARES AND NEW GDRs ACQUIRED IN THE RIGHTS OFFERING ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(a)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION THAT THE EXISTING SHARES AND GDRs HELD AS OF THE RECORD DATE FOR THE RIGHTS OFFERING WERE RESTRICTED SECURITIES.  PURCHASERS OF NEW SHARES AND NEW GDRs SHOULD NOTIFY ANY SUBSEQUENT TRANSFEREES OF ANY APPLICABLE RESALE RESTRICTIONS RELATING TO THE NEW SHARES AND NEW GDRs.

The Rights Offering is made for the securities of a company organized in the Russian Federation. Accordingly, the Rights Offering is subject to the disclosure requirements and practices applicable in Russia, which are different from those of the United States. Certain financial information included in this document, if any, has been prepared in accordance with accounting principles applicable in Russia, and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws in relation to the Rights Offering. Polymetal is a Russian company, and some or all of its officers and directors are residents of countries other than the United States. Investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with the exemption from the registration requirements of the US Securities Act of 1933, as amended, provided by Rule 801 thereunder with respect to the New Shares to be offered in connection with the Rights Offering, Polymetal will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Polymetal shares related to the Rights Offering.

This notice is not a prospectus for the purposes of EU Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”). A prospectus has not been and will not be prepared in accordance with the Prospectus Directive in relation to the New Shares or New GDRs in connection with the Rights Offering.

This document and the offer of New GDRs representing the New Shares of Polymetal referred to in this document are only addressed to and directed at persons in member states of the European Economic Area who are (A) a legal entity which is authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;  or (B) a legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts (“Qualified Investors”).  In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and Qualified Investors falling within Article 49(2)(a) to (d) and Article 43(2) of the Order, and (ii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”).  This document must not be acted on or relied on (i) in the United Kingdom, by persons who are not relevant persons, and (ii) in any member state of the European Economic Area other than the United Kingdom, by persons who are not Qualified Investors.  Any investment or investment activity to which this document relates is available only to (i) in the United Kingdom, relevant persons, and (ii) in any member state of the European Economic Area other than the United Kingdom, Qualified Investors, and will be engaged in only with such persons.   This document and its contents must not be acted on or relied upon by persons other than relevant persons. Any invitation or inducement to engage in any investment activity included within these materials is available only to relevant persons and will be engaged in only with relevant persons.  Anyone other than a relevant person must not rely on these materials.

The relevant clearances have not been, and will not be, obtained from the Securities Commission of any province or territory of Canada; no document in relation to the Rights Offering has been, or will be lodged with, or registered by, The Australian Securities and Investments Commission; and no registration statement has been, or will be, filed with the Japanese Ministry of Finance in relation to the Rights Offering.  Accordingly, subject to certain exceptions the New Shares and New GDRs may not, directly or indirectly, be offered or sold within Canada, Australia or Japan or offered to or sold to a resident of Canada, Australia or Japan.

Deutsche Bank Trust Company Americas (the “Depositary”)

Trust & Securities Services

August 20, 2009
DEPOSITARY RECEIPTS

Corporate Action Notice to Global Depositary Receipt (“GDR”) holders of Open Joint Stock Company “Polymetal”

Issue:	Open Joint Stock Company “Polymetal” (“Polymetal”)

	Reg S Cusip:	731789202

	Reg S ISIN:	US7317892021

	144 A Cusip:	731789103

	144 A ISIN:	US7317891031

THE TRANSACTION SPECIFIED BY THIS CORPORATE ACTION NOTICE IS ONLY OPEN TO QUALIFYING ELIGIBLE GDR HOLDERS (AS DEFINED BELOW)

Country:	The Russian Federation

Corporate Action Type:

Pre-emptive Offering – Qualifying Eligible GDR holders (as defined below) will receive 0.267857 rights for every one (1) existing GDR (each an “Existing GDR”) held as of the Record Date (as defined below) in respect of which the Qualifying Eligible GDR holder (i) did not instruct the Depositary to vote in respect of Resolution number 2 proposed at the general meeting of shareholders of Polymetal held on 19 June 2009 (the “Resolution”) or (ii) instructed the Depositary to vote against the Resolution.

One (1) right will entitle Qualifying Eligible GDR holders to purchase one (1) New GDR at the GDR Subscription Price (as defined below). Fractional New GDRs will not be issued. If a Qualifying Eligible GDR holder is entitled to a fraction of a New GDR his entitlement will be rounded down to the nearest whole number of New GDRs.

GDR Subscription Price	U.S.$9.35 (which includes the depositary fee and a 10% currency exchange Margin as further described below)

Depositary Fee	U.S.$0.05 per New GDR subscribed (included in the Subscription Price)

GDR Record Date:	May 14, 2009

New GDR Pay Date:	To be announced

New GDR Subscription Period:	August 20 – September 29, 2009 (the “GDR Subscription Period”)

GDR Subscription Deadline:	September 29, 2009

ORD: GDR ratio:	1:1

The Board of Directors of Polymetal at its meeting held on June 26, 2009 approved a closed share subscription in respect of 84,375,000 ordinary shares of par value 0.2 Russian roubles (i.e. 20 kopeks) each of Polymetal (the “Closed Share Subscription”). Pursuant to Russian law, those persons who held ordinary shares of 0.2 Russian roubles each of Polymetal (the “Shares”) on the Record Date (as defined below) and who (i) voted against or (ii) did not vote in respect of, resolution number 2 at the general shareholders meeting of Polymetal held on June 19, 2009 to approve the Closed Share Subscription are entitled to pre-emptive rights in respect of the Shares to be issued pursuant to the Closed Share Subscription (the “Pre-emptive Rights”). On August 19, 2009, the Board of Directors of Polymetal approved the price at which Shares would be offered pursuant to the Closed Share Subscription and the value of assets to be contributed to the Company’s share capital in exchange for such Shares pursuant to the Closed Share Subscription. The record date for the Pre-emptive Rights is May 14, 2009 (the “Record Date”).

Holders of Shares as of the Record Date are eligible to subscribe for a number of shares that is equal to 84,375 divided by 315,000 multiplied by the number of fully paid Shares held as of the Record Date (each new share issued pursuant to such rights being a “New Share”). The price for each New Share is 278 Russian roubles. Holders of GDRs as of the Record Date who (i) did not instruct the Depositary to vote in respect of the Resolution or (ii) instructed the Depositary to vote against the Resolution (“Eligible GDR holders”) who satisfy the criteria applicable to Qualifying Eligible GDR holders (set out below) are eligible to instruct the Depositary to take up New Shares pursuant to the Pre-emptive Rights (“New Shares”) via the clearing systems (DTC, Euroclear and Clearstream) (the “Clearing Systems”) (the “New GDR Offer”). Eligible GDR holders may not instruct the Depositary to take up more New Shares pursuant to the Pre-emptive Rights than the Depositary is entitled to take up by reason of holding the Shares underlying the GDRs held by such Eligible GDR holder on the Record Date in respect of which such person (i) did not instruct the Depositary to vote in respect of the Resolution or (ii) instructed the Depositary to vote against the Resolution (“Eligible GDRs”).

Any Shares taken up by the Depositary as a result of valid instructions given by (or on behalf of) Eligible GDR holders will be held by the Depositary pursuant to the deposit agreements dated December 22, 2006 between the Depositary and Polymetal (“Deposit Agreements”) and GDRs representing such Shares (“New GDRs”) will be issued to relevant Eligible GDR holders on the basis set out below and in the Annex (the “Certification and Subscription Form”) included herewith.

Under Russian law, the issuance of the New Shares is complete only when the Russian Federal Service for the Financial Markets (“FSFM”) registers a placement report which is filed with it by the Company in relation to the New Shares (the “Placement Report”). The FSFM may refuse to register the Placement Report if, among other things, the Company violated Russian law in the issuance process.

From the date on which New Shares which will underlie the new GDRs are delivered to the Depositary until the date on which New GDRs are issued (which will be the day following the registration of the Placement Report) GDR holders will not be permitted to access the New Shares or instruct the Depositary to vote the New Shares.

In the event that the FSFM refuses to register the Placement Report within the period provided by law (being approximately 60 calendar days after the last day of the subscription period in respect of the New Shares), the New Shares will be cancelled and the Company will return to the Depositary the net subscription proceeds received from the Depositary in relation to the New Shares which underlie the New GDRs in Russian roubles. In such event the Depositary will convert the net Russian rouble subscription proceeds received from the Company into U.S. dollars, and distribute such proceeds pro rata or on such other basis as it deems practicable in its sole discretion to those GDR holders who would have been entitled to the New GDRs, subject to the terms of the Deposit Agreements.  The subscription proceeds will be returned to GDR holders net of any applicable fees, taxes, expenses and foreign currency conversion costs.  Inter alia volatile market values of the U.S. dollar and the Russian rouble may reduce the amount of subscription proceeds in US dollars available for return to New GDR holders.

Qualifying Eligible GDR holders should note that the New GDRs will not be issued and that they will not receive the New GDRs prior to the date on which the Placement Report is registered with the FSFM (which is expected to be on or about December 16, 2009).

The subscription price per New GDR (the “GDR Subscription Price”) is U.S.$9.35, which is equal to approximately 110% of the New Share price translated into U.S. dollars at 32.6926 Russian roubles to 1 (one) U.S. dollar (being the official exchange rate for US dollars into Russian roubles as published by the Russian Central Bank on August 13, 2009 (the date on which the issuance of New Shares was registered by the FSFM)). Such 10% excess (the “Margin”) is required to cover possible currency exchange rate fluctuations plus currency exchange costs and the $0.05 per GDR issuance fee which the Depositary is entitled to charge in accordance with Section 5.5 and Exhibit B of the Deposit Agreements.   The Depositary will arrange for the conversion of the GDR Subscription Price (less US$0.05 and currency exchange costs) per New GDR subscribed for into Russian roubles prior to the last day of the local subscription period (the time at which such conversion occurs being the “Conversion Time”) and subscribe for New Shares with the resulting Russian roubles.  The conversion to Russian roubles will be carried out in accordance with the Deposit Agreements and the Depositary’s usual practices.

If, prior to the Conversion Time, the Russian rouble appreciates against the U.S. dollar such that the Margin is not sufficient to ensure that, once the subscription funds are converted into Russian roubles, the Depositary will have sufficient Russian roubles to fund the acquisition of sufficient number of New Shares to fulfill the allocation of New GDRs in the New GDR Offer, the Depositary will subscribe on your behalf for only the number of whole New GDRs that can be subscribed for with the amount you have paid and will refund to you as soon as practicable the excess amount without interest, provided that such excess amount is at least U.S.$20.00. Consequently Qualifying Eligible GDR holders who submit requests to subscribe for New GDRs may receive fewer New GDRs than they have requested.

If at the Conversion Time, the amount of the GDR subscription payment in U.S. dollars you made to the Depositary is more than the New Share subscription price plus conversion expenses and GDR issuance fees, the Depositary will refund to you as soon as practicable the excess without interest, provided that such excess amount is at least U.S.$20.00.

Eligible GDR holders who wish to subscribe for New GDRs (and Clearing System participants (“Participants”) subscribing on their behalf) should review the instructions provided below and in the Certification and Subscription Form. Eligible GDR holders and Participants should also follow the instructions provided by the relevant Clearing Systems in order to ensure that their subscription is accepted.

The rights under the New GDR Offer are available for exercise only by holders of Eligible GDRs that can provide the confirmations set out in the Certification and Subscription Form (such persons being “Qualifying Eligible GDR holders”).

Instructions:

In order to subscribe to the New GDR Offer, Eligible GDR holders or Participants acting on their behalf will need to do the following:

1)                                      Follow the instructions of the relevant Clearing System to certify as to “Qualifying Eligible GDR holder” status and subscribe for New GDRs electronically.  Eligible GDR holders (or Participants holding GDRs on their behalf) holding Regulation S GDRs (the “Regulation S GDR Holders”) must certify and subscribe through either Euroclear or Clearstream, as applicable.  Eligible GDR holders (or Participants holding on their behalf) holding Rule 144A GDRs (the “Rule 144A GDR Holders”) must certify and subscribe through The Depository Trust Company’s (“DTC”) PSOP system.

•                                          Eligible GDR holders (or Participants holding GDRs on their behalf) must certify via the relevant Clearing System that Eligible GDR holders subscribing for New GDRs are Qualifying Eligible GDR holders (as defined above).  The certifications to be provided are set out in full in the Certification and Subscription Form.

•                                          The deadline for completing the certification and subscription process through the Clearing Systems is the deadline set by the relevant Clearing System. Accordingly, Eligible GDR holders and Participants are urged to complete this process as early as possible and carefully review the instructions provided by the Clearing Systems.

2)                                      Pay the GDR Subscription Price for the New GDRs to the Depositary through the Clearing Systems.

•                                          Eligible GDR holders (or Participants holding GDRs on their behalf) must remit the GDR Subscription Price to the Depositary in accordance with the instructions of the relevant Clearing Systems.

•                                          The deadline for remitting the GDR Subscription Price is the deadline set by the relevant Clearing System.

For Rule 144A GDR Holders only:

3)                                      In addition to completing the electronic certification and subscription process through DTC’s PSOP system, Rule 144A GDR Holders must also complete in full the information requested in the Certification and Subscription Form and return a hard copy of the completed Certification and Subscription Form to the Depositary.

•                                          Hard copies of the Certification and Subscription Form must be faxed to the attention of Beverly George at Deutsche Bank Trust Company Americas, fax number +1-732-544-6346. Eligible Rule 144A GDRs Holders who have not faxed a completed Certification and Subscription Form will not be eligible to subscribe for New GDRs.

•                                          The deadline for Rule 144A GDR Holders to fax the Certification and Subscription Form to the Depositary Bank is 5 p.m. New York time on September 29, 2009, the final day of the GDR Subscription Period.

If Eligible GDR Holders fail to: (i) properly certify and subscribe through the Clearing Systems by the deadline provided by the Clearing Systems as to Qualifying Eligible Holder status, (ii) tender the necessary funds in the manner outlined in the Certification and Subscription Form and through the Clearing Systems, and, (iii) for Rule 144A GDR Holders only, return the completed Certification and Subscription Form by fax to the Depositary before 5 p.m. New York time on September 29, 2009, the last day of the GDR Subscription Period, or (iv) otherwise comply with the procedures outlined in the Certification and Subscription Form or by the Clearing Systems, Eligible GDR holders and/or Participants acting on their behalf will not receive New GDRs and any value attributable to such holders’ rights to New GDRs will be lost.

No fractional New GDRs will be issued or distributed. Entitlements to New GDRs will be rounded down to the nearest whole number of New GDRs.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF POLYMETAL, ITS SHARES AND GDRS REPRESENTING ITS SHARES INCLUDING THE MERITS AND RISKS INVOLVED IN INVESTMENTS IN POLYMETAL. THIS NOTICE DOES NOT IN ANY WAY CONSTITUTE A RECOMMENDATION TO HOLDERS BY THE DEPOSITARY, POLYMETAL OR ANY OTHER PERSON. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL, STATE OR FOREIGN COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT REVIEWED OR CONFIRMED THE ACCURACY, OR DETERMINED THE ADEQUACY, OF THIS NOTICE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.   WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, INVESTORS SHOULD SATISFY THEMSELVES CONCERNING THE TAX, LEGAL, CURRENCY AND OTHER ECONOMIC CONSIDERATIONS RELEVANT TO THE NEW GDRS AND ENSURE THAT THEY ARE THOROUGHLY FAMILIAR WITH THE TERMS OF THE NEW GDRS.  INVESTORS SHOULD BE AWARE THAT A COPY OF THE RELEVANT DEPOSIT AGREEMENT, INCLUDING THE FORM OF RULE 144A GDR OR REGULATION S GDR, AS APPROPRIATE, IS AVAILABLE FROM THE DEPOSITARY.

For Further Information, contact:

Beverly George

Deutsche Bank Trust Company Americas TSS/GES/Depositary Receipts Corporate Actions

: 212 250-1504: 212 797-0327 : beverly.a.george-ny@db.com